EXCHANGE AGREEMENT
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         THIS EXCHANGE AGREEMENT (this "Agreement") is dated as of March 31,
2000 and is by and between Universal Beverages Holding Corporation, a Florida corporation ("UBHC") and Universal Beverages, Inc., a Florida corporation, ("UBI") which is a wholly owned subsidiary of UBHC (collectively, UBHC and UBI shall be referred to as ("Universal") and McLean Ventures Corporation, a Virginia corporation ("Note Holder").

         WHEREAS, the Note Holder acquired a $500,000 Note (the "Loan") from American Access Technologies, Inc. pursuant to a Purchase of Note and Assignment Agreement (the "Assignment"), dated as of March 31, 2000 and such debt is evidenced by a promissory note dated September 3, 1998 in the amount of $500,000 (the "Note") and all of these referenced documents are hereby incorporated herein by this reference;

         WHEREAS, the Assignment, the Note and any other agreements relating to the Loan shall be collectively referred to as the "Loan Documents":

         WHEREAS, in exchange for receiving 57,500 shares of UBHC's Series E Preferred Stock, the Note Holder has agreed (i) to forgive the $500,000 indebtedness that Universal owes under the Note, including all accrued but unpaid interest in the amount of approximately 6,250, and (ii) to release Universal from any and all obligations under the Loan Documents.

         WHEREAS, the terms of the Series E Shares are further described in Exhibit "A" of this Agreement, which is attached hereto and incorporated herein by this reference.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

         1.       Exchange Agreement
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         1.1 In exchange far receiving $57,500 shares of UBHC's Series E
Preferred Shares, the Note Holder has agreed (i) to forgive any and all indebtedness that Universal owes under the Note, all accrued interest (approximately $6,250), penalties, and any and all fees, costs or charges of any other type or nature under the Note (the "Indebtedness") and (ii) to release Universal from any and all obligations under the Loan Documents.

         1.2 Effective as of the date of this Agreement, the Note Holder hereby agrees and acknowledges that all Indebtedness under the Note is hereby extinguished and canceled. The Note Holder also agrees that the Note and any other Loan Documents are deemed to be null, void and of no further force and effect.

         1.3 In order to evidence the cancellation of all Indebtedness under the Note, the Note Holder aggrees that it will write "PAID IN PULL" on the original promissory note, initial such phrase and return the original promissory note to Universal.

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         2.       Terms of the Series E Preferred Stock.
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         2.1 The Board of Directors has authorized the issuance of up to 115,000 shares of Series E Preferred Stock, which is the subject of this Agreement. The terms of the Series E Stock are described in Exhibit "A."

         2.2 Universal agrees that it will use its best effort to file a registration statement with the Securities and Exchange Commission ("SEC") within the next year by March 31, 2001 and the Series E Shares will be included in said registration statement. If UBHC in good faith, or an Underwriter determines that the inclusion of these shares would hurt the public offering, UBHC will not have to included these shares in the registration statement; however, UBHC will use its best efforts to include these shares in the next registration statement that it files during said time period.

         3.       Release and Covenant Not to Sue.
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         3.1 The Note Holder hereby releases UBHC, UBI and each and every one of their respective directors, officers, employees, representatives, legal counsel, agents, subsidiaries, or affiliates (collectively, the "Affiliates") from all claims, causes of action, damages, judgements, agreements and demands whatsoever, whether liquidated or unliquidated, contingent or fixed, determined or undetermined, known or unknown, at law, or in equity, which it has had, now has, or may hereinafter have against UBHC, UBI or its Affiliates for any matter whatsoever arising out of or relating to this Agreement, arising from the beginning of the world to the end of the world. The Note Holder further agrees never to institute or cause to be instituted any suit or any form or action or proceeding of any kind or nature against UBHC, UBI or its Affiliates by reason of or in connection with any of the actions or matters released hereinabove.

         3.2 Universal releases the Note Holder and each and every one of its respective directors, officers, employees, representatives, legal counsel, agents, subsidiaries, or affiliates (collectively, the "Affiliates") from all claims causes of action, damages, judgements, agreements and demands whatsoever, whether liquidated or unliquidated, contingent or filed, determined or undetermined, known or unknown, at law or in equity, which it has had, how has, or may hereinafter have against the Note Holder or its Affiliates for any matter whatsoever arising directly or indirectly out of or relating to this Agreement arising from the beginning of the world to the end of the world. Universal agrees never to institute or cause to be instituted any suit or any form or action or proceeding of any kind or nature against the Note Holder or its Affiliates by reason of or in connection with any of the actions or matters released hereinabove and that this Release shall he construed broadly to protect the Note Holder and its affiliates.

         4. Representations, Warranties, and Agreements of the Note Holder. In connection with UBHC's agreement to issue Series E Shares pursuant to the terms of this Agreement, the Note Holder hereby makes the following representations, warranties and agreements and confirms the following understandings:

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         4.1 Investment Purpose. The Note Holder is acquiring the Series E
Shares for its own account and for investment purposes only, within the meaning Of the Securities Act of 1933, as amended (the "Securities Act"). with no intention of assigning any participation or interest therein and no view to the distribution thereof.

         4.2 Unregistered Offering. The Note Holder understands that the sale of the Series E Shares is not being registered, on the basis that the issuance of the Series E Shares is exempt from registration under the Securities Act and rules and regulations promulgated thereunder, as a transaction by an issuer not involving any public offering (the "Offering"), and that reliance on such exemption is predicated, in part, on the Note Holder's representations and warranties contained in this Agreement.

         4.3 Limitations on position. The Note Holder understand that there are substantial restrictions on the transferability of the Series E Shares; the Series E Shares will contain a restrictive legend; the investors in UBHC have no fights to require that the Series E Shares be registered under the Securities Act and there is not expected to he a market for the resale of (the Series E Shares. The Note Holder represents that it can afford to hold the Series E Shares for an indefinite period of time.

         4.4 Absence of Official Evaluation. The Note Holder has had the opportunity to conduct a due diligence review of Universal and ask representatives of Universal questions about Universal's business and financial condition and the terms of this exchange offer and related restructuring with other creditors and has obtained such information as it has requested to the extent it has deemed necessary to permit it to fully to evaluate the clients and risks of his investment in UBHC. The Note Holder also represents that he has had access to all n material books and records of UBHC and all material contracts and documents relating to Universal and the exchange offer.

         4.5 Full Rights, Title and Interest. The Note Holder represents and warrants that it has full title, right and interest in and to the Note and it has not assigned, hypothecated, transferred or otherwise sold its interest in the Note.

         5.       Indemnification and Governing Law
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         5.1 The Note Holder agrees to indemnify and fluid harmless UBHC, UBI and its Affiliates against and in respect of any and all loss, liability, claim damage, deficiency, and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses whatsoever (including, but not limitcd to, any and all expenses whatsoever, including attorneys' fees, reasonably incurred in investigating, preparing, or defending against any litigation commenced or threatened or any claim whatsoever through all appeals) arising out of or based upon any false representation or warranty or breach or failure by the Note Holder to comply with any covenant or agreement made by him herein or in any other document furnished by its in connection with his subscription.

         5 2 This Agreement has been entered into and shall he construed and enforced in accordance with the laws of the State of Florida, without reference to the choice of law principles thereof.

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         6.       General Provisions.
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         6.1 This Agreement and the agreements, instruments, schedules, exhibits and other writings referred to in this Agreement, constitute the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement will he amended only by means of a written instrument duly executed by all of the parties hereto.

         6.2 This Agreement shall not be assignable by any party, and shall not be altered or otherwise amended except pursuant to a writing executed by all of the parties hereto. This Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the parties hereto.

         6.3 No waiver of any breach or default hereunder shall be considered valid unless such waiver is made in writing signed by the party giving such waiver. The granting of a waiver by a party in a particular instance shall not constitute a waiver of future conduct unless expressly specified in the written instrument granting such waiverr. No waiver shall be granted or inferred based upon the conduct of the parties.

         6.4 Each party represents and warrants to the other party hereto that it has the proper authorization and legal authority to enter into this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular and plural as the context may require.

         6.5 All notices, claims, certificates, requests, demands or other communications under this Agreement shall he in writing and 44'1(1 are deemed Io have; been duly h yell when delivered or mailed, registered or certified mail, postage prepaid, return receipt requested. or by overnight delivery- by a nationally recognized overnight mail service as follows:

If to the:
Note Holder              McLean Ventures Corporation
                         c/o Victor Klingelhofer
                         Cohen Mohir LLP
                         1420 Beverly Road, Suite 330
                         McLean, Virginia 2`1101

If to Universal:         Jonathon 0. Moore
                         Chief Executive Officer
                         7563 Philips Highway, Suite I 10
                         Jacksonville, Florida 32256

or to such address as the party to whom such notice is to be given has furnished to the other parry 'Al-iting III die manner set forth in tails Section.


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